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                                                                   Exhibit 10.14

March 25, 1994

Mr. Bruce Felt
1551 Arroyo Avenue
San Carlos, California 94070

Dear Bruce:

I am pleased to submit to you the following offer:

1.   Title.  You will have the position of Vice President of Finance and Chief
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     Financial Officer at Qualix Group, Inc. ("Company") and will report to me.

2.   Duties and Obligations.  In consideration of the compensation to be
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     received by you and the stock offered to you, while employed by the Company or continuing to receive compensation from the Company, you agree to devote your full business time and services exclusively to the Company and you will not, without the prior written consent of the Company, participate in any other business or venture which is competitive with or of a nature similar to the business of the Company.

3.   Commencement.  You will commence full-time employment no later than March
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     31, 1994.

4.   Compensation and Benefits.
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     a.   Base Salary.  In consideration of the services you will provide, the
          Company will pay you a monthly base salary of six thousand, six hundred sixty-seven dollars ($6,667.00/month), subject to applicable state and federal tax withholdings. Your salary will be payable in accordance with the Company's customary payroll practices. This salary will be reviewed annually and may be increased at the discretion of the Board of Directors ("Board").

     b.   Manager's Performance.  As additional compensation for performance
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          of the services rendered by you during the term of your employment, you will be eligible to participate in the Managers' Compensation Plan. The incentive bonus amount for which you will be eligible for 1994 is three thousand dollars ($3,000.00) quarterly, subject to applicable state and federal tax withholdings, per the Managers' Compensation Plan and based on assigned goals.

Mr. Bruce Felt

     c. I will recommend to the Board that you be granted the following options:

          1) a nonstatutory stock option to purchase 120,000 shares of the Company's Common Stock, at a purchase price of $.08 per share; and

          2) a nonstatutory stock option to purchase 120,000 shares of the Company's Series C Preferred Stock, at a purchase price of $.80 per share.

          Each option shall have customary terms and conditions including the following:

          1) daily vesting over four years, provided that you must be employed at least 12 months from the date of grant before any shares subject to the option vest, unless terminated without cause per Paragraph 4 below;

          2) immediate exercisability of the option, subject to a right of repurchase, at cost plus accrued interest on the portion repurchased, in favor of the Company that lapses in accordance with the vesting schedule as outlined in the ISO Agreement provided to you;

          3) option to pay the purchase price with a ten-year full recourse promissory note with the minimum interest rate required to avoid imputed interest. Should the Company foreclose for any reason, they will liquidate stock at its fair market value prior to seeking possession of any other assets; and,

          4) 12 months additional vesting (and lapse of the repurchase right) upon termination without cause;

          "Cause" for purposes of this Agreement, shall mean a termination for insubordination, dishonesty, misappropriation of proprietary information, failure to correct unsatisfactory work performance, violation of Company work rules, theft, or any act of misconduct, as determined by the Board in good faith.

     d.   Termination of Agreement; Severance Payment.
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          1)   The Company may terminate this Agreement at any time, for any reason, with or without cause and with or without notice. Except for the payments provided for in this paragraph 4.d. of this Agreement and except for the additional vesting (and lapse of the repurchase right) upon termination of your employment without cause, neither party will be obligated to pay the other any payment as a result of, or in connection with, the termination of this Agreement.

Mr. Bruce Felt

          2) Upon termination of your employment without cause, the Company will continue to pay you at your then current base salary until the end of the ninety-day period after the date of termination (the "Severance Period"), subject to applicable state and federal tax withholdings. Such payment shall be payable in accordance with the Company's customary payroll practices and shall be offset by any compensation you receive as an employee or consultant of the Company during the Severance Period.

          3.   Business Expenses.  The Company will reimburse you for all
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               reasonable business expenses incurred on behalf of the Company upon submission of appropriate documentation in accordance with the Company's general policies, as they may be amended from time to time during the course of your employment.

          4.   Benefits.  During your employment, you will be entitled to
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               participate in and to receive benefits from all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to employees of the Company. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

5.   Proprietary Information; Related Matters.
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     a.   You agree to execute the Company's standard form of employee proprietary information and inventions agreement attached hereto as Exhibit A.

     b.   You agree that during your employment with the Company and for one
          (1) year thereafter, you will not encourage or solicit any employee of the Company to leave the Company for any reason.

6.   Employment at Will.  Employment with the Company is not for a specific
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     term and can be terminated by you or by the Company at any time for any reason, with or without cause or prior notice. Any contrary representations that may have been made or that may be made to you are superseded by this offer.

7.   Assignment; Entire Agreement.  This Agreement may not be assigned without
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     the prior written approval of the Company. The terms of this Agreement, including the terms of the proprietary information and inventions agreement attached hereto, are intended by the parties to be the final expression of their agreement with respect to your employment by the Company and may not be contradicted by evidence of any prior contemporaneous agreements. If any provision of this Agreement, or the application thereof, shall be held

Mr. Bruce Felt

     to be invalid or unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

8.   Amendment; Governing Law.  This Agreement may not be amended or modified
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     except by a writing signed by you and the Company. The terms of this
     Agreement and the resolution of disputes shall be governed by California
     Law.

Very truly yours,

Richard G. Thau
President and CEO

RGK: kt

Attachment:  Exhibit A - Proprietary Information and Inventions Agreement

                                       Accepted and Agreed:


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                                       Bruce Felt                     Date